EXHIBIT 99

Ameriwest Energy Assumes Role as Operator of South Glenrock "C" Oilfield

Ameriwest Energy Corp. (OTCBB: AWEC) ("Ameriwest" or the "Company") announced today that it has become the official operator of record for the South Glenrock "C" oilfield located 20 miles outside of Casper, Wyoming. Under the terms and conditions of the Letter of Intent, Ameriwest will receive the right to all production from the field as of May 1st, 2008.

The South Glenrock "C" field is currently producing between 10-15 barrels of oil per day ("BOPD") from 5 wells. According to the official production report, the field produced 108.13 barrels of oil for the week ending May 9, 2008 and the storage facility holds +/- 175 BO net to Ameriwest Energy. The Company plans on completing several work over programs intended to increase production to 35+ BOPD in the coming months.

The South Glenrock "C" Field is located in the heart of the Powder River Basin where Anadarko Petroleum has successfully implemented a CO2 program on the Salt Creek oil field and is adjacent to the Big Muddy CO2 development project.

Company President, Walter Merschat comments, "Becoming the operator of the South Glenrock "C" field is a significant milestone for us as it immediately shifts the Company into a revenue-positive role as producer. Our goal is to identify and where feasible, utilize access to nearby sources of CO2 to stimulate certain under-producing wells which we believe will increase the productivity of the field dramatically."

About Ameriwest Energy Corp. (OTCBB: AWEC)
Ameriwest Energy Corp. is a growing, expertly managed energy company focused on producing underdeveloped oil resources in the prolific Rocky Mountain region of the United States. The company is striking a strategic balance between low-risk tertiary recovery projects and extensively mapped exploration plays with significant upside potential. Visit our website at www.ameriwestenergy.com.

Notice Regarding Forward-Looking Statements
Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding development and exploration activities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Ameriwest to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Ameriwest Energy Corp., or any affiliates, has little or no control. Risks, uncertainties and other factors are discussed in documents filed from time to time by Ameriwest with the Securities Exchange Commission. There is no assurance that Ameriwest's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. Information concerning oil reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

On Behalf of the Board
Ameriwest Energy Corp.
Walter R. Merschat, President

Investor Relations Contact Great Northwest Investor Relations, Inc. 1-888-697-4712 Visit our website at www.ameriwestenergy.com